EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

US LEC Corp.

        We consent to the incorporation by reference in Registration Statement No. 333-6167 of US LEC Corp. and subsidiaries on Form S-8 of our report dated February 6, 1999 (February 26, 1999 as to Note 6), which report includes an emphasis of a matter paragraph as to a significant portion of the Company's accounts receivables and revenues relating to reciprocal compensation currently in dispute; incorporated by reference in this annual Report on Form 10-K of US LEC Corp. and subsidiaries for the year ended December 31, 1998.




DELOITTE & TOUCHE LLP
Charlotte, North Carolina
March 30, 1999